Exhibit 5.1

June 29, 2018

Zix Corporation

2711 North Haskell Avenue

Suite 2200, LB 36

Dallas, Texas 75204-2960

Ladies and Gentlemen:

We have acted as counsel to Zix Corporation, a Texas corporation (the “Company”), with respect to certain legal matters in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 6,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued pursuant to the Zix Corporation 2018 Omnibus Incentive Plan (the “2018 Plan”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Restated Articles of Incorporation of the Company and Second Amended and Restated Bylaws of the Company, each as amended to date, the 2018 Plan, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes, including the Texas Business Organizations Code (the “TBOC”), and other records, certificates, documents and instruments that we have deemed necessary or appropriate for purposes of rendering the opinions set forth below. In giving the opinions set forth below, we have relied, without independent investigation or verification, to the extent we deemed appropriate, upon the certificates, statements or other representations of officers or other representatives of the Company and public officials, with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies are true and correct copies of the originals of such documents. In addition, we have assumed for purposes of this opinion letter that the consideration received by the Company for the Shares will not be less than the par value of the Shares.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, when issued by the Company pursuant to the provisions of the 2018 Plan, following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and acting committee thereof (the “Board”), as provided in and in accordance with the 2018 Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company; and upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the 2018 Plan and otherwise in accordance with the terms and conditions of such award (including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions

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associated therewith and any requisite determinations by or pursuant to the authority of the Board as provided therein, and, in the case of stock options, the exercise thereof and payment of the applicable strike price therefor), such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited in all respects to the TBOC, as published in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing the TBOC. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.